Exhibit 99.1
Bright Horizons Family Solutions Reports Financial Results for First Quarter of 2024
NEWTON, MA - (BUSINESS WIRE) - May 2, 2024 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality early education and child care, family care solutions, and workforce education services designed to support working families and client employees across life and career stages, today announced financial results for the first quarter of 2024 and reaffirmed financial guidance for 2024 initially provided on February 13, 2024.
First Quarter 2024 Highlights (compared to First Quarter 2023):
•Revenue of $623 million (increase of 12%)
•Income from operations of $40 million (increase of 30%)
•Net income of $17 million and diluted earnings per common share of $0.29 (increases of 109% and 107%, respectively)
Non-GAAP measures
•Adjusted EBITDA* of $75 million (increase of 7%)
•Adjusted income from operations* of $40 million (increase of 9%)
•Adjusted net income* of $30 million and diluted adjusted earnings per common share* of $0.51 (increases of 5% and 4%, respectively)
“We had a solid start to 2024, with our team delivering better-than-expected revenue and earnings,” said Stephen Kramer, Chief Executive Officer. “Our first quarter results reflect the positive momentum across the business with double-digit total revenue growth, including 12% growth in Full Service and 16% growth in Back-Up Care. Looking ahead, the strong execution by our team in the first quarter positions us to deliver on our 2024 goals and advance our mission to make an impact in the lives of those we serve around the world.”
First Quarter 2024 Results
Revenue increased by $69.1 million, or 12%, in the first quarter of 2024 from the first quarter of 2023, due to enrollment gains and tuition price increases at our centers, as well as increased utilization of back-up care services.
Income from operations was $39.9 million for the first quarter of 2024 compared to $30.6 million for the first quarter of 2023, an increase of 30%. The increase in income from operations is primarily related to incremental gross profit contributions from the full service center-based child care segment, resulting from enrollment growth and tuition price increases, and from the back-up care segment, resulting from higher utilization of back-up care services. These contributions were partially offset by a decrease of $14.8 million in funding received from pandemic-related government support programs, incremental overhead costs to support expanded service delivery, and expense related to the early settlement of contingent consideration for a 2021 acquisition in the back-up care segment of $2.3 million. Additionally, the first quarter of 2023 included a non-recurring expense related to value-added tax of $6.0 million. Net income was $17.0 million for the first quarter of 2024 compared to $8.1 million for the first quarter of 2023, an increase of 109%, due to the increase in income from operations noted above, as well as a lower effective tax rate, partially offset by higher net interest expense. Diluted earnings per common share was $0.29 for the first quarter of 2024 compared to $0.14 for the first quarter of 2023.
In the first quarter of 2024, adjusted EBITDA* increased by $5.1 million, or 7%, to $75.0 million, and adjusted income from operations* increased by $3.3 million, or 9%, to $39.9 million from the first quarter of 2023, due primarily to the increase in gross profit in the full service center-based child care segment. Adjusted net income* increased by $1.3 million, or 5%, to $29.6 million, as a result of the increase in adjusted income from operations, partially offset by a higher net interest expense. Diluted adjusted earnings per common share* was $0.51 for the first quarter of 2024 compared to $0.49 for the first quarter of 2023.
As of March 31, 2024, the Company operated 1,044 early education and child care centers with the capacity to serve approximately 120,000 children.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which are commonly referred to as “non-GAAP measures.” Adjusted EBITDA represents EBITDA (which is net income, as determined in accordance with GAAP, before interest expense, income tax expense, depreciation, and amortization) adjusted to exclude stock-based compensation expense, and non-recurring costs, such as value-added tax expense related to prior periods and at times, other non-recurring costs, such as transaction costs and impairment costs. Adjusted income from operations represents income from operations, as determined in accordance with GAAP, adjusted for non-recurring costs, such as value-added tax expense related to prior periods and at times, other non-recurring costs, such as transaction costs and impairment costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization, and non-recurring costs, such as value-added tax expense related to prior periods, interest on deferred consideration and the income tax provision (benefit) thereon, and at times, other non-recurring costs, such as transaction costs and impairment costs. Diluted adjusted earnings per common share is calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
At March 31, 2024, the Company had $63.7 million of cash and cash equivalents and $389.8 million available for borrowing under our revolving credit facility. In the three months ended March 31, 2024, we generated $116.3 million of cash from operations, compared to $67.3 million for the same period in 2023, and made net investments primarily in fixed assets and other investments totaling $38.1 million, compared to $18.2 million for the same period in the prior year. Additionally, during the three months ended March 31, 2024, the Company paid deferred consideration of $106.5 million related to its 2022 acquisition of Only About Children, a child care operator in Australia.
2024 Outlook
Based on current trends and expectations, we currently expect fiscal year 2024 revenue to be in the range of $2.6 billion to $2.7 billion and diluted adjusted earnings per common share to be in the range of $3.00 to $3.20. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the first quarter of 2024, as well as the Company’s updated business outlook, strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through May 16, 2024 at 1-844-512-2921 or for international callers, at 1-412-317-6671, conference ID #13744695. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, impact of our services and solutions, business trends, our future growth opportunities and goals, enrollment and occupancy levels, back-up care utilization, long-term growth strategy, estimated effective tax rate, tax expense, our future business and financial performance, and our 2024 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in workforce demographics and work environments; the constrained labor market for teachers and staff and ability to hire and retain talent, including the impact of increased compensation and labor costs; the availability or lack of government support and impact of government child care benefit programs; our ability to respond to changing client and customer needs; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in general economic, political, business and financial market conditions, including the impact of inflation and interest rate fluctuations; fluctuations in currency exchange rates; the effects of a cyber-attack, data breach or other security incident on our information technology system or software or those of our third party vendors; changes in tax rates or policies; impacts to our brand or reputation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 27, 2024, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with GAAP throughout this press release, the Company has provided certain non-GAAP measures that present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We believe that these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of net excess income tax benefits, future impairments, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, refer to the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates more than 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,450 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Vice President - Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2024	%	2023	%
Revenue	$622,709	100.0%	$553,606	100.0%
Cost of services	487,581	78.3%	431,992	78.0%
Gross profit	135,128	21.7%	121,614	22.0%
Selling, general and administrative expenses	87,546	14.1%	82,771	15.0%
Amortization of intangible assets	7,645	1.2%	8,198	1.5%
Income from operations	39,937	6.4%	30,645	5.5%
Interest expense — net	(13,681)	(2.2)%	(12,916)	(2.3)%
Income before income tax	26,256	4.2%	17,729	3.2%
Income tax expense	(9,267)	(1.5)%	(9,603)	(1.7)%
Net income	$16,989	2.7%	$8,126	1.5%

Earnings per common share:
Common stock — basic	$0.29		$0.14
Common stock — diluted	$0.29		$0.14

Weighted average common shares outstanding:
Common stock — basic	57,878,401		57,603,866
Common stock — diluted	58,310,405		57,709,909

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$63,683	$71,568
Accounts receivable — net	219,761	281,710
Prepaid expenses and other current assets	64,774	93,621
Total current assets	348,218	446,899
Fixed assets — net	574,446	579,296
Goodwill	1,771,412	1,786,405
Other intangible assets — net	208,430	216,576
Operating lease right-of-use assets	767,470	774,703
Other assets	121,427	92,265
Total assets	$3,791,403	$3,896,144
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$21,000	$18,500
Accounts payable and accrued expenses	237,966	259,077
Current portion of operating lease liabilities	99,769	100,387
Deferred revenue	278,592	272,891
Other current liabilities	49,097	148,578
Total current liabilities	686,424	799,433
Long-term debt — net	938,060	944,264
Operating lease liabilities	788,894	796,701
Other long-term liabilities	116,338	109,915
Deferred income taxes	32,418	33,155
Total liabilities	2,562,134	2,683,468
Total stockholders’ equity	1,229,269	1,212,676
Total liabilities and stockholders’ equity	$3,791,403	$3,896,144

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,989	$8,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,633	27,310
Stock-based compensation expense	7,411	5,850
Deferred income taxes	(1,707)	(597)
Non-cash interest and other — net	5,447	2,478
Changes in assets and liabilities	60,528	24,146
Net cash provided by operating activities	116,301	67,313
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(19,371)	(19,333)
Purchases of debt securities and other investments	(27,076)	(6,225)
Proceeds from the maturity of debt securities and sale of other investments	10,900	7,450
Payments and settlements for acquisitions — net of cash acquired	(2,503)	(121)
Net cash used in investing activities	(38,050)	(18,229)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	—	(39,500)
Principal payments of long-term debt	(4,000)	(4,000)
Proceeds from issuance of common stock upon exercise of options	5,509	4,287
Taxes paid related to the net share settlement of stock options and restricted stock	(1,488)	(1,525)
Payments of deferred and contingent consideration for acquisitions	(97,653)	(225)
Net cash used in financing activities	(97,632)	(40,963)
Effect of exchange rates on cash, cash equivalents and restricted cash	(670)	(114)
Net increase (decrease) in cash, cash equivalents and restricted cash	(20,051)	8,007
Cash, cash equivalents and restricted cash — beginning of period	89,451	51,894
Cash, cash equivalents and restricted cash — end of period	$69,400	$59,901

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended March 31, 2024
Revenue	$483,640	$114,672	$24,397	$622,709
Income from operations	21,444	15,983	2,510	39,937
Adjusted income from operations	21,444	15,983	2,510	39,937
As a percentage of revenue	4%	14%	10%	6%

Three Months Ended March 31, 2023
Revenue	$430,191	$99,130	$24,285	$553,606
Income from operations	8,433	17,773	4,439	30,645
Adjusted income from operations (1)	10,177	22,069	4,439	36,685
As a percentage of revenue	2%	22%	18%	7%
(1)For the three months ended March 31, 2023, adjusted income from operations represents income from operations excluding value-added-tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net income	$16,989	$8,126
Interest expense — net	13,681	12,916
Income tax expense	9,267	9,603
Depreciation	19,988	19,112
Amortization of intangible assets (a)	7,645	8,198
EBITDA	67,570	57,955
As a percentage of revenue	11%	10%
Additional adjustments:
Stock-based compensation expense (b)	7,411	5,850
Other costs (c)	—	6,040
Total adjustments	7,411	11,890
Adjusted EBITDA	$74,981	$69,845
As a percentage of revenue	12%	13%

Income from operations	$39,937	$30,645
Other costs (c)	—	6,040
Adjusted income from operations	$39,937	$36,685
As a percentage of revenue	6%	7%

Net income	$16,989	$8,126
Income tax expense	9,267	9,603
Income before income tax	26,256	17,729
Amortization of intangible assets (a)	7,645	8,198
Stock-based compensation expense (b)	7,411	5,850
Other costs (c)	—	6,040
Interest on deferred consideration (d)	—	1,454
Adjusted income before income tax	41,312	39,271
Adjusted income tax expense (e)	(11,691)	(10,996)
Adjusted net income	$29,621	$28,275
As a percentage of revenue	5%	5%

Weighted average common shares outstanding — diluted	58,310,405	57,709,909
Diluted adjusted earnings per common share	$0.51	$0.49
(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of approximately $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Other costs in the three months ended March 31, 2023 consist of value-added tax expense of $6.0 million related to prior periods, of which $4.3 million was associated with the back-up care segment and $1.7 million was associated with the full service center-based child care segment.
(d)Interest on deferred consideration represents the imputed interest on the deferred consideration issued in connection with the July 1, 2022 acquisition of Only About Children, a child care operator in Australia. The deferred consideration was paid in January 2024.
(e)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 28% for both the three months ended March 31, 2024 and 2023. The jurisdictional mix of the expected adjusted income before income tax for the full year will affect the estimated effective tax rate for the year.